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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE
FROM F.Y.I. INCORPORATED





                     F.Y.I. FINALIZES $30 MILLION CONTRACT





         DALLAS, March 17, 1998 --- F.Y.I. Incorporated (Nasdaq: FYII), one of the nation's fastest growing providers of document and information outsourcing solutions, today announced the final and signing of a five-year, $30 million imaging contract from New York State's Workers' Compensation Board to perform its paper-to-electronic media conversion services. F.Y.I. announced the preliminary award of the contract in early January subject to successful contract negotiations and approval by the New York State attorney general and comptroller.

         QCS Inet, F.Y.I.'s subsidiary, won the contract utilizing the imaging, data capture/indexing, and records storage/destruction capabilities of three other F.Y.I. subsidiaries and the project management experience and financial strength of F.Y.I. Under the contract, QCS Inet will convert to digital images and index a paper backlog of 10 million workers' compensation claims, as well as image and index all new claims within 24 hours of receipt. The contract also specifies that QCS Inet determine where and how to store the records, how to retrieve them, and where and how to dispose of the records at the appropriate time.

         "To win the contract, F.Y.I. drew upon the skills and expertise residing in various F.Y.I. companies," said Ed H. Bowman Jr., president and CEO of F.Y.I. "We believe that this contract, the largest we have signed to date, demonstrates that our strategy to cross-sell multiple services is being implemented successfully."

         "We have already made great strides in assembling the project organization needed to implement this contract," said Thomas C. Walker, chairman and chief development officer of F.Y.I. "The successful fulfillment of this contract will make us the clear leader in this service segment."___

         F.Y.I. Incorporated (www.fyii.com) was founded in September 1994. With more than 3,900 employees, the company now provides document and information outsourcing solutions in 32 states with major operations in Arizona, California, Colorado, Florida, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, New York, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Texas, Virginia, Washington and Wisconsin.

         The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, developments of the risks detailed in F.Y.I. Incorporated's filings with the Securities and Exchange Commission.


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Contacts:        Ed Bowman, CEO (214) 953-7550
                 Barbara Hyman, Hopkins & Associates, (214) 754-0990